Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

SOCIAL LEVERAGE ACQUISITION CORP I

Pursuant to Sections 228 and 242 of the General

Corporation Law of the State of Delaware

Social Leverage Acquisition Corp I, a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Upon the filing (the “Effective Time”) of this Certificate of Amendment to the Certificate of Incorporation of the Corporation(the “Certificate of Incorporation”) pursuant to the General Corporation Law of the State of Delaware, each share of the Corporation’s Class B Common Stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time (the “Old Class B Common Stock”) shall automatically, without further action on the part of the Corporation or any stockholder of the Corporation, be reclassified as, and subdivided and converted into, one and two-tenths (1.2) validly issued, fully paid and nonassessable shares of Class B Common Stock, par value $0.0001 per share (the “New Class B Common Stock”), authorized by Article FOURTH of the Certificate of Incorporation (the “Stock Split”). The conversion of the Old Class B Common Stock into New Class B Common Stock will be deemed to occur at the Effective Time, regardless of when any certificates representing shares of Old Class B Common Stock are surrendered. Each certificate, if any, that immediately prior to the Effective Time represented shares of Old Class B Common Stock shall thereafter represent that number of shares of New Class B Common Stock into which the shares of Old Class B Common Stock represented by such certificate shall have been converted pursuant to this Certificate of Amendment. After the Effective Time, each holder of record of shares of Old Class B Common Stock shall be entitled to receive, upon surrender of the certificate(s), if any, representing the shares of Old Class B Common Stock held by such holder immediately prior to the Effective Time, in such form and accompanied by such documents, if any, as may be prescribed by the Corporation, a new certificate or certificates representing the number of shares of New Class B Common Stock of which such record owner is entitled after giving effect to the Stock Split.

SECOND: The foregoing was duly adopted in accordance with Section 228 and Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name this 20th day of January, 2021.

SOCIAL LEVERAGE ACQUISITION CORP I

By:	/s/ Paul Grinberg
Name: Paul Grinberg
Title: Chairman of the Board of Directors